                               MERGER AGREEMENT AND

                               PLAN OF REORGANIZATION

                                    BY AND AMONG


                                    NETZERO, INC


                                NZ ACQUISITION CORP.

                                        AND

                                    AIMTV, INC.



                            Dated as of November 15, 1999

                      INDEX OF EXHIBITS AND DISCLOSURE SCHEDULES*

Exhibits:

1.     Exhibit A    (Certificate of Merger)
2.     Exhibit B    (Shareholders Certificate Regarding Restricted Securities)
3.     Exhibit C    (Noncompetition Agreement)
4.     Exhibit D    (Stock Restriction Agreement)

Disclosure Schedules:

1.     Schedule 2.1
2.     Schedule 2.3
3.     Schedule 2.5
4.     Schedule 2.7
5.     Schedule 2.8(t)
6.     Schedule 2.8(u)
7.     Schedule 2.8(z)
8.     Schedule 2.8(cc)
9.     Schedule 2.8(ii)
10.    Schedule 2.10
11.    Schedule 2.1(d)
12.    Schedule 2.10(1)
13.    Schedule 2.11
14.    Schedule 2.13(b)
15.    Schedule 2.15
16.    Schedule 2.15(1)
17.    Schedule 2.16
18.    Schedule 2.16(a)(2)
19.    Schedule 2.17
20.    Schedule 2.18
21.    Schedule 2.19
22.    Schedule 2.19(d)
23.    Schedule 2.21
24.    Schedule 2.24

Exhibits to Disclosure Schedules

1.     Exhibit 2.3
2.     Exhibit 2.7A
3.     Exhibit 2.7B
4.     Exhibit 2.15(1)

*The Company agrees to furnish supplementally a copy of omitted schedules with the Commission upon request.

                               MERGER AGREEMENT AND

                               PLAN OF REORGANIZATION

       This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of November 15, 1999, by and among NetZero, Inc., a Delaware corporation ("PARENT"), NZ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), AimTV, Inc., a California corporation (the "COMPANY") and each of the Major Shareholders, as defined herein. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                      RECITALS

       A. The respective Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of Parent, Merger Sub and the Company and their respective shareholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

       B. The Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger and this Agreement and the transactions contemplated hereby.

       C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of the Common Stock of Parent ("PARENT COMMON STOCK").

       D. Parent, Merger Sub and the Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement shall be a "Plan of Reorganization" within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code;

       E. The Company, Parent, Merger Sub and the Major Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

       NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                     ARTICLE 1
                                    THE MERGER

       1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Code and the California Code, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and wholly-owned subsidiary of Parent. The Company is sometimes referred to herein as the "Surviving Corporation."

       1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 7, at the offices of NetZero, Inc., 2555 Townsgate Road, Westlake Village, California 91361, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached hereto as Exhibit A (the "Merger Certificate"), with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of California of such filing, or such later time agreed to by the parties and set forth in this Agreement, being referred to herein as the "Effective Time").

       1.3 EFFECT OF THE MERGER ON CONSTITUENT CORPORATIONS. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

       1.4    ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION.

              (a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and bylaws of the Surviving Corporation.

              (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation and applicable law.


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       1.5    DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation.

       1.6 MAXIMUM NUMBER OF SHARES OF PARENT COMMON STOCK TO BE ISSUED; EFFECT ON OUTSTANDING SECURITIES OF THE COMPANY. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company Options to be assumed by Parent as provided herein) in exchange for the acquisition by Parent of all outstanding shares of Company Capital Stock and all vested and unvested Company Options which are unexpired and unexercised shall be the Aggregate Share Number. No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any consideration (in any form whatsoever) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock and Company Options, the following shall occur:

              (a) CONVERSION OF COMPANY CAPITAL STOCK. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as provided in Section 1.7)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio, as the case may be, rounded down to the nearest whole share of Parent Common Stock. For purposes of this Agreement:

                     (i) "Aggregate Common Number" means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (assuming the conversion immediately prior to the Effective Time of all outstanding shares of Company Preferred Stock and assuming the exercise of all warrants, options and other rights and instruments to purchase Company Common Stock).

                     (ii) "Aggregate Share Number" means one million (1,000,000) shares of Parent Common Stock (as appropriately adjusted to reflect the effect of any stock split, stock dividend, stock combination, reorganization, reclassification or similar change occurring after the date of this Agreement and prior to the Effective Time).

                     (iii)  "Common Stock Exchange Ratio" means .0484848.

              (b) COMPANY OPTIONS AND STOCK PLAN. At the Effective Time all unexpired and unexercised Company Options and Company Stock Purchase Rights then outstanding, whether vested or unvested, together with the Company's 1999 Stock Option Plan (the "STOCK PLAN"), shall be assumed by Parent in accordance with provisions described below.

                     (i) At the Effective Time, each unexpired and unexercised Company Option then outstanding, whether vested or unvested, together with the Stock Plan, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, provided that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio Common Stock (rounded up to the nearest whole cent). It is the intention of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the same extent the Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(b) shall be applied consistent with this intent.

                     (ii) At the Effective Time, Parent shall assume the Company's obligations under any Restricted Stock Purchase Agreements entered into pursuant to the Stock Plan and the other restricted stock purchase agreements listed on Schedule 1.6(b), true and correct copies of which have been made available by the Company to Parent. Any and all restrictions on the Company Restricted Stock issued pursuant to the Stock Plan or such other agreements which do not lapse in accordance with their terms as in effect on the date of this Agreement shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements.

              (c) ADJUSTMENTS TO COMMON STOCK EXCHANGE RATIO. The Common Stock Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

              (d) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

              (b) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

       1.7    DISSENTING SHARES.

              (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

              (b) Notwithstanding the provisions of Section 1.7(a) above, if any holder of shares of Company Capital Stock who demands purchase of such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.8 of this Agreement.

              (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Code and received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Capital Stock under the California Code. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Company Capital Stock or offer to settle or settle any such demands.

       1.8    EXCHANGE PROCEDURES.

              (a) PARENT COMMON STOCK. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 1, the Aggregate Share Number of shares of Parent Common Stock (or such lesser number as may be required pursuant to the provisions of Section 1.6) issuable in exchange for outstanding shares of Company Capital Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.6.

              (b) EXCHANGE PROCEDURES. At or as soon as practicable after the Effective Time, the Company shall cause each Shareholder to tender to the Parent any certificate ("Certificate") representing the capital stock of the Company held by such Shareholder, accompanied by duly executed letters of transmittal or stock powers, as required by the Parent. As soon as practicable after the surrender of such Certificates, the Parent shall cause the Exchange Agent to deliver to the Shareholder surrendering such Certificate a certificate representing the number of Shares of Parent Common Stock to which such Shareholder is entitled pursuant to Section 1.6 and a check payable to such Shareholder representing the cash to which such Shareholder is to receive in lieu of fractional shares and any Certificate so surrendered shall be cancelled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the

Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and cash in lieu of fractional shares.

              (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF COMPANY CAPITAL STOCK. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(c)) with respect to such whole shares of Parent Common Stock.

              (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

       1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
Article 1.

       1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock and cash in lieu of fractional shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; PROVIDED, HOWEVER, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

       1.11 EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT. The shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the

"Securities Act"), by reason of Section 4(2) of the Securities Act. The shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be exempt or qualified under the California Code.

       1.12 FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

                                     ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants, and each Major Shareholder hereby represents and warrants to the best of his knowledge (provided that no such knowledge qualifier shall apply to Section 2.3 below), to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this
Article 2 in the disclosure schedule and schedule of exceptions (the "Disclosure Schedule") delivered herewith, dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

       2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

       2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization and valid execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

       2.3 CAPITAL STOCK. The authorized capital stock of the Company immediately prior to the Closing consists only of 30,000,000 shares of Common Stock (the "Company Common Stock"), of which 15,805,000 shares of Common Stock are issued and outstanding (including 1,000,000 shares of Series A Preferred Stock which will have converted into 4,000,000 shares of Common Stock immediately prior to the Closing) and 5,000,000 shares of Preferred Stock (the "Company Preferred Stock") of which 1,000,000 are designated as Series A Preferred Stock and all of which will have converted to Common Stock immediately prior to the Closing. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of Company Common Stock or Company Preferred Stock are held in treasury or are reserved for issuance, other than Company Common Stock reserved for issuance upon conversion of Company Preferred Stock and exercise of Company Options.
Section 2.3 of the Disclosure Schedule lists the name and state of residence of each holder of Company Capital Stock provided to the Company by such holder as well as the type and amount of Capital Stock held by each holder. With respect to any Company Capital Stock that has been issued subject to a repurchase option on the part of the Company, Section 2.3 of the Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). Except as set forth in schedule 2.3, as of the date hereof there are no outstanding Company Options, agreements, arrangements or understandings to which the Company is a party (written or oral) to issue Company Capital Stock and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the articles of incorporation or by-laws of the Company, or any agreement or other arrangement to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right or obligation to satisfy any Liability by issuing Company Capital Stock. The Company is not a party or subject to any agreement or understanding, and to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy.

       2.4 NO SUBSIDIARIES. The Company has (and prior to the Closing will have) no Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

       2.5 NO CONFLICTS. Subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.5 of the Disclosure Schedule, if any, the execution and delivery by the Company of this Agreement does not, and the performance by the

Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

              (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company;

              (b) conflict with or result in a material violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

              (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the filing of this Agreement together with the required officers' certificates and such consents' approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws) as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company's Assets and Properties is bound.

       2.6 BOOKS AND RECORDS; ORGANIZATIONAL DOCUMENTS. The minute books and stock record books and other similar records of the Company have been provided or made available to Parent or its counsel prior to the execution of this Agreement, are complete and correct and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Company from the date of the Company's incorporation through the date hereof. The Company has prior to the execution of this Agreement delivered to Parent true and complete copies of its articles of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its articles of incorporation or bylaws as so amended.

       2.7 COMPANY FINANCIAL STATEMENTS. Section 2.7 of the Disclosure Schedule sets forth the Company Financials. The Company Financials delivered to Parent are correct and complete in all material respects but have been prepared in accordance with GAAP, except for the omission of footnotes. The accounting basis used by the Company has been applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, if any). The Company Financials present fairly and accurately in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year end adjustments which adjustments will not be material in amount or significance. There has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

       2.8 ABSENCE OF CHANGES. Since October 31, 1999, there has not been any material adverse change in the Business or Condition of the Company or any occurrence or event which, individually or in the aggregate could be reasonably expected to have any material adverse change in the Business or Condition of the Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement reflected in the Company Financials or as disclosed in the Disclosure Schedule, since the Company was incorporated on March 1, 1999:

              (a) the Company has not entered into any Contract, commitment or transaction or incurred any Liabilities outside of the ordinary course of business except as set forth or described in Section 2.8 of the Disclosure Schedule;

              (b) the Company has not entered into any Contract in connection with any transaction involving a Business Combination;

              (c) the Company has not altered or entered into any Contract or other commitment to alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

              (d) the Company has not entered into any strategic alliance, joint development or joint marketing Contract other than joint marketing efforts in the ordinary course of business consistent with past practice with its customers with whom the Company had such a relationship at the Business Plan Date:

              (e) there has not been any material amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with past practice, or violation of the terms of, any material Contract (either individually or in the aggregate) except as set forth or described in Section 2.8 of the Disclosure Schedule;

              (f) the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any contract of employment or other Contract disclosed to Parent pursuant to Section 2.8 of the Disclosure Schedule, or other than pursuant to employee offer letters or other agreements pursuant to which such party is providing services to the Company (copies of which have been delivered to Parent), or other than pursuant to stock purchase or similar agreements regarding such parties' equity participation in the Company (copies of which have been delivered to Parent);

              (g) the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Company's Contracts or Licenses disclosed in the Disclosure Schedule;

              (h) no Action or Proceeding has been commenced or, to the knowledge of the Company, is threatened by or against the Company;

              (i) other than the recent four-for-one stock split, the Company has not declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except repurchases of Company Capital Stock pursuant to agreements with Company employees, directors and consultants relating to repurchases at cost upon termination of service with the Company or shares of Company Common Stock to be issued upon conversion of Company Preferred Stock;

              (j) (A) except as reflected on Exhibit 2.3 of the Disclosure schedule and except for the issuance of shares of Company Capital Stock upon conversion of then-outstanding Company Preferred Stock or upon exercise of Company option or warrants listed on Exhibit 2.3 of the Disclosure Schedule, the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock; (B) there has been no modification or amendment of the rights of any holder of any outstanding shares of Company Capital Stock (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Equity Equivalents); and (C) there has been no agreement, arrangement, plan or understanding with respect to any such modification or amendment;

              (k) except for amendments through the date of this Agreement, there has not been any amendment to the Company's articles of incorporation or bylaws;

              (l) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company's customers, distributors or other licensees in the ordinary course of business consistent with past practice;

              (m) the Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of products to Persons to whom the Company had granted licenses of its products in the ordinary course of business of the Company consistent with past practice, or Liens in connection with equipment leases or similar transactions pursuant to Contracts set forth in Section 2.8 of the Disclosure Schedule;

              (n) the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice;

              (o) the Company has not made or agreed to any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding $10,000, other than pursuant to Contracts set forth in
Section 2.8 of the Disclosure Schedule or as otherwise set forth in the Disclosure Schedule;

              (p) the Company has not made or agreed to make write-off or write-down any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change in any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding $10,000;

              (q) the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $5,000 in any one case or $10,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financial Statements and other than Liabilities in an immaterial amount (both individually and in the aggregate) incurred in the ordinary course of business since October 31, 1999;

              (r) the Company has not failed to pay or otherwise satisfy any Liabilities of the Company except Liabilities which are being contested in good faith by appropriate means or proceedings or which are immaterial in amount (individually or in the aggregate);

              (s) the Company has not incurred any Indebtedness or guaranteed any Indebtedness in an aggregate amount exceeding $10,000 or issued or sold any debt securities of the Company or guaranteed any debt securities of others;

              (t) the Company has not granted any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and the principal terms of which are disclosed in Section 2.8 of the Disclosure Schedule;

              (u) except as set forth in the Disclosure Schedule, the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

              (v) except as set forth in the Disclosure Schedule, the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

              (w) other than as set forth in the Disclosure Schedule, the Company has not established or modified any (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

              (x) the Company has not adopted, entered into, terminated or materially amended or modified (partially or completely) any Plan;

              (y) the Company has not paid any discretionary or stay bonus;

              (z) other than conversion of Company Preferred Stock into Company Common Stock or the contemplation of the transaction to be consummated hereunder, the Company has not taken or approved any action, including the acceleration of vesting of any Company Options or other rights to acquire shares of capital stock of the Company, which would be reasonably likely to jeopardize the status of the Merger as a tax-free reorganization hereunder;

              (aa) the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

              (bb) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

              (cc) except as set forth in the Disclosure Schedule and other than in the ordinary course of business, the Company has not made any representation or proposal to, or engaged in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company;

              (dd) the Company has not commenced or terminated or made material any change in, any line of business;

              (ee) the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

              (ff) there has been no material amendment or non-renewal of any of the Company's Approvals, and the Company has used commercially reasonable efforts to maintain such Approvals and has observed all material Laws and Orders applicable to the conduct of the Company's business or the Company's Assets and Properties;

              (gg) the Company has taken all reasonable action required to procure, maintain, renew, extend or enforce any Company Intellectual Property, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

              (hh) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $50,000;

              (ii) the Company has not repurchased, cancelled or modified any term of any Company Capital Stock or other financial instrument that derives value from its convertibility into Company Capital Stock, other than transactions entered into in the ordinary course of business and pursuant to contractual provisions as in effect at the time of execution and delivery of this Agreement and as disclosed in the Disclosure Schedule; and

              (jj) the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

       2.9 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the Company Financials (including the notes thereto or as disclosed in Section 2.9 of the Disclosure Schedule), there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of the Company and which are not for tort or for breach of contract.

       2.10   TAXES.  Except as set forth in Section 2.10 of the Disclosure
Schedule:

              (a) all Taxes due and payable by the Company or any member of any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a "RELEVANT GROUP") , whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been paid or accrued on the Company Financials. Neither the Company nor any Relevant Group has filed, or has been required to file, any Tax Return.

              (b) the Company has not incurred any material liability for Taxes other than as reflected on the Company Financial Statements. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company's most recent balance sheet and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

              (c) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

              (d) the Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of the Company either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due.

              (e) the Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

              (f) the Company has no liability for the Taxes of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

              (g) the Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code.

              (h) the Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

              (i) the Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

              (j) the Company has not made any payments, is not obligated to make any payments, nor is a party to any Contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

              (k) there is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code, (iii) Section 384 of the Internal Revenue Code, and (iv) Section 1502 of the Internal Revenue Code and Treasury regulations promulgated thereunder.

              (l) all material elections with respect to income Taxes affecting the Company are set forth on Section 2.10 of the Disclosure Schedule

              (m) the Company is not nor has it ever been a United States real property holding corporation within the meaning of Section
897(c)(1)(A)(ii) of the Internal Revenue Code.

       2.11 LEGAL PROCEEDINGS. Except as set forth in Section 2.11 of the Disclosure Schedule:

              (a) there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or its Assets and Properties;

              (b) there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company; and

              (c) the Company has not received notice, and does not otherwise have knowledge of any Orders outstanding against the Company.

Section 2.11(b) of the Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting the Company or any of its Assets and Properties during the three-year period prior to the date hereof.

       2.12 COMPLIANCE WITH LAWS AND ORDERS. The Company has not violated, and is not currently in default under, any Law or Order applicable to the Company or any of its Assets and Properties, except for any such violations or defaults that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

       2.13   PLANS; ERISA.

              (a) EXISTENCE OF PLANS. The Company, neither for itself or through any ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plan.

              (b) PARACHUTE PENALTY. Other than as set forth in Disclosure Schedule 2.13 (b), there is no contract, agreement or benefit arrangement covering any employee of the Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G) of the Internal Revenue Code). Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries to the PBGC, to any Plan, or to any present or former employee, director, shareholder, contractor, or consultant of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries or any of their dependents, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of the Company or any of their dependents.

       2.14 TITLE TO PROPERTY. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financials or acquired thereafter (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Financials. All properties used in the operations of Company are reflected in the Company Financials to the extent the accounting basis utilized by the Company require the same to be reflected.

       2.15   INTELLECTUAL PROPERTY.

              (a) Section 2.15 of the Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

              (b) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15 of the Disclosure Schedule is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Liens. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company (i) owns exclusively all trademarks, service marks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own; PROVIDED, HOWEVER, that such works may incorporate copyrighted works or works of authorship of third parties which are licensed to the Company or are in the public domain.

              (c) Except as set forth in Section 2.15 of the Disclosure Schedule, to the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

              (d) Except pursuant to agreements described in Section 2.15 of the Disclosure Schedule, the Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other Person.

              (e) Section 2.15 lists all of the Intellectual Property that constitutes the Company's Intellectual Property and, except as set forth in
Section 2.15 of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's business as it currently is conducted or as currently proposed to be conducted, including, without limitation, the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

              (f) Other than "shrink-wrap," "click-through" and similar widely available commercial end-user licenses, the Contracts and Licenses listed in Section 2.15 of the Disclosure Schedule include all Contracts and Licenses to which the Company is a party with respect to any Intellectual Property. No Person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

              (g) Section 2.15 of the Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

              (h) The operation of the business of the Company as currently conducted or as presently proposed to be conducted, including the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not, to the Company's knowledge after reasonable inquiry, infringe or misappropriate the Intellectual Property of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under any Laws, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

              (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.15(i) of the Disclosure Schedule lists all actions that must be taken by the Company within 180 days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Except as set forth on Section 2.15(i) of the Disclosure Schedule, the Company has registered the copyright with the U.S. Copyright Office for the latest version of each product or technology of the Company that constitutes or includes a copyrightable work. In each case in which the Company has acquired any Intellectual Property rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

              (j) Except as set forth in Section 2.15 of the Disclosure Schedule, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

              (k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

              (l) The Company has taken all requisite steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.15(l) of the Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement. Copies of all such agreements have been provided to Parent or made available to Parent for review.

              (m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order or Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

              (n) There is no Order outstanding and no Action or Proceeding pending finding or alleging, and the Company has no reason to believe, that any (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes material, false advertising or otherwise violates any Law.

              (o) The Company has taken all actions necessary and appropriate to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the delivery of the Company's products and services by reason of the advent of the year 2000, including that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

              (p) Neither this Agreement nor any transactions contemplated by this Agreement will result in Company's granting any rights or licenses with respect to the Intellectual Property of Company to any Person (other than Parent or Merger Sub) pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

       2.16   CONTRACTS.

              (a) Section 2.16 of the Disclosure Schedule contains a true and complete list of each of the Company's Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement). Section 2.16(a)(2) of the Disclosure Schedule contains a true and complete list of each Contract of the Company not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination.

              (b) Each Contract required to be disclosed in Section 2.16(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the knowledge of the Company, each other party thereto; and, to the knowledge of the Company, no other party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

              (c) Except as set forth in Section 2.16 of the Disclosure Schedule, the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company's ability to compete with any Person in any line of business or in any area or territory.

       2.17 INSURANCE. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
 All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

       2.18   AFFILIATE TRANSACTIONS.

              (a) Except as disclosed in Section 2.18 of the Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, director, shareholder, or to the Company's knowledge, any Affiliate or Associate of the Company or
(B) any Person who, to the Company's knowledge, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate, (iii) neither the Company nor any such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and
(iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

              (b) Each of the Contracts and Liabilities listed in Section 2.18(a) of the Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm's length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with Section 310 of the California Code.

       2.19   EMPLOYEES; LABOR RELATIONS.

              (a) The Company is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company.

              (b) Except as set forth in Section 2.19 of the Disclosure Schedule, all employees of the Company are employed at will. The payroll schedule provided by Company to Parent sets forth, individually and by category, the name of each officer, employee and consultant of the Company, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as set forth in Section 2.19 of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company, no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company currently is not a party to, or bound by, any agreement for the provision of labor from any outside agency. To the knowledge of the Company, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees except as set forth in Section 2.19(b) of the Disclosure Schedule.

              (c) To the Company's knowledge, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the Company's knowledge, the Company has complied in all material respects with all material laws related to the employment of employees and, except as set forth in Section 2.19 of the Disclosure Schedule, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

              (d) The Company has no written policies and/or employee handbooks or manuals except as set forth in Section 2.19(d) of the Disclosure Schedule.

              (e) To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any material Order or Law that would interfere with the Company's business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any material Contract or other agreement under which any of such officer's, employees or consultants is now bound.

       2.20 ENVIRONMENTAL MATTERS. To the best of the Company's knowledge, the Company is not in violation of any applicable material statute, Law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, Law or regulation.

       2.21 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. Section 2.21 of the Disclosure Schedule lists the largest customers and suppliers of the Company

       2.22    [Reserved.]

       2.23   [Reserved.]

       2.24 OTHER NEGOTIATIONS; BROKERS; THIRD PARTY EXPENSES. Neither the Company nor, to the knowledge of the Company, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate)
(a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in Parent, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Section 2.24 of the Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Any broker's fees, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company shall be paid by the Shareholders in their individual capacities.

       2.25   [Reserved.]

       2.26   [Reserved.]

       2.27   [Reserved.]

       2.28   [Reserved.]

       2.29   APPROVALS.

              (a) Section 2.29 of the Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

              (b) Section 2.29 of the Disclosure Schedule also contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

              (c) The Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.29(c) of the Disclosure Schedule.

              (d) The affirmative vote or consent of the holders of a majority of each of (i) the Company Common Stock voting separately as a class, and (ii) the Series A Preferred Stock voting separately as a class are the only votes of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

              (e) The shares owned by shareholders of Company who have executed a written consent in favor of the Merger constitute (x) a majority of the Company Common Stock and (y) a majority of the Series A Preferred Stock.

       2.30 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule, the Business Plan or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

       2.31 DUE DILIGENCE. The Company has delivered or made available true and complete copies of each material document (or summaries thereof) requested by Parent in writing prior to the date of this Agreement.

                                     ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

       Parent and Merger Sub jointly and severally hereby represent and warrant to the Company, subject to such exceptions as specifically disclosed with respect to specific sections of this Article 3 in the Parent Disclosure Schedule delivered herewith and dated as of the date hereof, as follows:

       3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, each with full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of Parent and Merger Sub are duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent.

       3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the respective Board of Directors of Parent and Merger Sub, and no other corporate action on the part of the Board of Directors of either Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization and the valid execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

       3.3 PARENT FINANCIAL STATEMENTS. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.
 Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities or other obligations, except for Liabilities and obligations (i) incurred in the ordinary course of business since the date of the most recent Parent Financial Statements or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.

       3.4 NO CONFLICTS. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by the Parent of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

              (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Parent or Merger Sub;

              (b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or their respective Assets or Properties;

              (c) except as would not have a material adverse effect on the Business or Condition of Parent or Merger Sub, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or Merger Sub or any of their respective Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent or Merger Sub is a party or by which any of their Assets and Properties are bound.

       3.5    [Reserve.]

       3.6 OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

       3.7 INVESTMENT ADVISORS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

       3.8 SEC REPORTS. Except for those matters which in the aggregate would not result in a material adverse effect upon the Business or Condition of Parent, (a) Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (such required forms, reports and documents, together with all other forms, reports and documents filed with the SEC, the "SEC Reports"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (b) none of such SEC Reports, including without limitation, any exhibits, financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.9    TAX-FREE ORGANIZATION.

              (a) Prior to the Closing, all of the shares of capital stock of the Merger Sub are owned by the Parent.

              (b) Parent has no current plan or intention to (i) reacquire any of the Parent Common Stock issued as consideration for the Merger; (ii) liquidate the Surviving Corporation; (iii) merge the Surviving Corporation with or into another entity; (iv) sell or otherwise dispose of the Company's assets following the Merger, except in the ordinary course of business; or
(vi) cause the Surviving Corporation to issue any additional stock or securities.

              (c)    Parent has never owned any Company Capital Stock.

              (d) Neither Parent nor Merger Sub is an investment company subject to regulation under the Investment Company Act of 1940.

              (e) Parent intends to cause surviving Corporation to continue the Company's historic business.

                                     ARTICLE 4
                        CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless Parent shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with the Company's past practices (and in any event when due except if contested in good faith through appropriate proceedings), to pay or perform other obligations when due consistent with the Company's past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take, or agree in writing or otherwise to take, any of the actions described in Sections 2.8(a) through (jj) above, or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder.

                                     ARTICLE 5
                               ADDITIONAL AGREEMENTS

       5.1 RESTRICTED SECURITIES. The Company shall cause each Shareholder of the Company to execute and deliver to Parent a certificate in the form annexed as Exhibit B (the "Shareholder Certificate") and Parent will be relying upon the representations made by each shareholder of the Company in the applicable Shareholder Certificate in connection with the issuance of Parent Common Stock to such shareholder. The shares of Parent Common Stock so issued pursuant to Section 1.6 will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act. The certificates representing the shares of Parent Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. In addition to federal and state securities laws restrictions, the Shareholders (and each holder of an option who receives shares of Parent Common Stock hereunder) shall be prohibited, from, directly or indirectly, selling, transferring, offering to sell, contracting to sell (including short sales), granting any option with respect to, or otherwise disposing of their shares of Parent Common Stock issued hereunder until the first anniversary of the Effective Time. Parent may place a restrictive legend on the certificates representing the shares of Parent Common Stock and impose stop-transfer restrictions to enforce this obligation. Parent agrees to file a registration statement on Form S-8 within one (1) year following the Closing covering the outstanding Options under the Stock Plan.

       5.2 SHAREHOLDER APPROVAL. Company shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to secure the written consent of its shareholders approving this Agreement and the transactions contemplated herein within fifteen (15) days following the date of this Agreement.
Company shall use all commercially reasonable efforts required to obtain from shareholders of Company executed actions by written consent approving the Merger. Any materials submitted to the shareholders of the Company in connection with the solicitation of their approval of the Merger shall have been subject to prior review and comment by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the transactions contemplated hereby and such other documents (including but not limited to the Shareholder Certificate) in order to satisfy the requirements of Regulation D and Section 4(2) of the Securities Act in connection with the issuance and sale of Parent Company Stock in the Merger.

       5.3 ACCESS TO INFORMATION. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall, during normal business hours, (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit Parent and Merger Sub to make such inspections as they may require;
(iii) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent and Merger Sub from time to time may request, including financial statements and schedules; (iv) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; PROVIDED, HOWEVER, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

       5.4 CONFIDENTIALITY. The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated September 13, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

       5.5 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Parent if incurred by the Parent and shall be the obligation of the Major Shareholders if incurred by the Company; PROVIDED, that, if the Merger is consummated, Parent agrees to pay up to $40,000 for legal fees and expenses incurred and authorized by the Company in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby; PROVIDED FURTHER, that the Shareholders in their individual capacity shall be liable for any legal fees and expenses of the Company in excess of $40,000 that have been incurred in connection with this Agreement and the transactions contemplated thereby.

       5.6 PUBLIC DISCLOSURE. No disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent prior to release.

       5.7    [Reserved.]

       5.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section
5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

       5.9    [Reserved.]

       5.10   [Reserved.]

       5.11 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person required in connection with the Merger; PROVIDED, HOWEVER, that Parent shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                     ARTICLE 6
                             CONDITIONS TO THE MERGER

       6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) GOVERNMENTAL AND REGULATORY APPROVALS. Approvals from any Governmental or Regulatory Authority (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained.

              (b) NO INJUNCTIONS OR REGULATORY RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Parent were to agree to limitations on its business activities or operations.

              (c) SHAREHOLDER APPROVAL. The Merger shall have been approved by the requisite votes of the Company's Shareholders in accordance with the California Code.

       6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and (other than representations and warranties which by their express terms are made solely as of a specified earlier date) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

              (b) PERFORMANCE. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Merger Sub at or before the Closing.

              (c) OFFICERS' CERTIFICATES AND OTHER DOCUMENTS. Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date and executed by their respective Presidents and Chief Executive Officers, certifying as to the matters in Section 6.2.

              (d)    [Reserved.]

              (e)    [Reserved.]

              (f) TAX-FREE REORGANIZATION. The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

       6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and (other than representations and warranties which by their express terms are made solely as of a specified earlier date) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date; and any representation or warranty made as of a specified date earlier than the Closing Date shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

              (b) PERFORMANCE. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

              (c) OFFICERS' CERTIFICATES. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Company's President and Chief Financial Officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

              (d) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed in Section 2.5 of the Disclosure Schedule (except for such consents, approvals and waivers the failure of which to receive could not reasonably be expected to have a material adverse effect on the Surviving Corporation).

              (e) The following employees of Company shall have agreed to join the Company and/or Parent on terms acceptable to Parent and Mssrs. Woods, Cunningham and Balducci shall have entered into stock restriction agreements in the form attached hereto as Exhibit D:

                     Brian Woods
                     Ryan Cunningham
                     Mike Balducci
                     Brian Hartman
                     Michael Jones
                     Laimonas Anusauskas

              (f) LIMITATION ON DISSENT. Holders of no more than one percent (1.0%) of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

              (g) ASSETS AND LIABILITIES.The Company's total liabilities shall not exceed total assets by more than $100,000 as of the Effective Date (excluding severance payments to current employees or consultants of no more than 3 months of base salary or as otherwise set forth in such employees' or consultants' contracts with the Company which are disclosed in the Disclosure Schedules).

              (h) NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the Business or Condition of the Company since the date hereof.

              (i) LEGAL PROCEEDINGS. No Governmental or Regulatory Authority shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

              (j)    [Reserved]

              (k) PRIVATE PLACEMENT. Each of the shareholders of the Company shall have delivered executed copies of the Shareholder Certificate, and Parent shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to Section 4(2) of the Securities Act.

              (l) CONVERSION OF PREFERRED STOCK. All outstanding shares of the Company's Series A Preferred Stock shall have converted to Common Stock of the Company.

              (m) NONCOMPETITION. Each of the Major Shareholders of the Company shall have signed agreements not to compete with the Company in substantially the form attached as Exhibit C hereto.

              (n) LEGAL OPINION. Parent shall have received a legal opinion from counsel to the Company in form and substance reasonably acceptable to Parent.

              (o) PREPAYMENT OF NOTES. Each holder of convertible notes shall have agreed to the prepayment of their convertible notes.

              (p) EXERCISE OF WARRANT. The outstanding warrant held by DB&J LLC (which constitutes the only outstanding warrant, shall have been exercised.)

                                     ARTICLE 7
                      SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                 COVENANTS AND AGREEMENTS; LIMITATION ON LIABILITY

       7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in Article 6, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. All of the representations, warranties, covenants and agreements of the Company, Parent, Major Shareholders and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date (the "Expiration Date"). The aggregate liability of any Major Shareholder arising with respect to the representations, warranties, covenants and agreements contained in this Agreement shall not exceed the value as of the Closing of the Parent Common stock issued to such Major Shareholder.

                                     ARTICLE 8
                         TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

              (a)    by mutual agreement of the Company, Parent and Merger Sub;

              (b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on December 1, 1999 (PROVIDED, HOWEVER, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

              (c) by Parent and Merger Sub if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent's or the Merger Sub's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or a portion of the Assets and Properties of the Company as a result of the Merger;

              (d) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within ten (10) days, after notice of such breach to the Company (PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in
Section 6.1 or 6.3, as the case may be, would not then be satisfied;

              (e) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent is not using its reasonable efforts to cure such breach, or has not cured such breach within ten (10) days, after notice of such breach to Parent (PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in
Section 6.1 or 6.2, as the case may be, would not then be satisfied; or

              (f) by Parent, if the Merger shall not have been approved at the Special Meeting by the requisite votes of the Company's shareholders in accordance with the California Code.

       8.2 EFFECT OF TERMINATION. Except as otherwise provided in Section 5.5, in the event of a valid termination of this Agreement as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; PROVIDED, HOWEVER, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 8.2, 9.6, 9.8, 9.9 and 9.10 and
Article VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

       8.3 AMENDMENT. Except as is otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Company and the Shareholders holding a majority of the issued and outstanding Company Capital Stock (on an as-converted basis).

       8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE 9
                              MISCELLANEOUS PROVISIONS

       9.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

              If to Parent or Merger Sub to:

              NetZero, Inc.
              2555 Townsgate Road
              Westlake Village, CA  91361
              Attention: Charles S. Hilliard, Chief Financial Officer
              Attention: Frederic A. Randall, General Counsel

              If to the Company or any of the Shareholders to:

              AimTV, Inc.
              607 Market Street, Suite 300
              San Francisco, CA 94105
              Attention: Brian Woods, Chief Executive Officer
              Attention: Michael Balducci, Chief Financial Officer

              with a copy to:

              Heller Ehrman White & McAuliffe
              2500 Sand Hill Road, Suite 100
              Menlo Park, CA  94025
              Attention:  Peter N. Townshend

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 9.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

       9.2 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

       9.3 FURTHER ASSURANCES; POST-CLOSING COOPERATION. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

       9.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

       9.5 THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Shareholders.

       9.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

       9.7 HEADINGS. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

       9.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

       9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

       9.10 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

       9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

       9.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     ARTICLE 10
                                    DEFINITIONS

       10.1   DEFINITIONS.

              (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

              "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

              "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other

Person that owns or controls (i) 10% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

              "Aggregate Common Number" has the meaning ascribed to it in
Section 1.6.

              "Aggregate Share Number" has the meaning ascribed to it in
Section 1.6.

              "Agreement" means this Merger Agreement and Plan of Reorganization, the Exhibits and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

              "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

              "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

              "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

              "Bankruptcy Law" means Title 11, U.S. Code or any similar foreign or U.S. federal or state law for the relief of creditors.

              "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs

(including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

              "Business Combination" means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company, with respect to any of the foregoing.

              "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

              "Business or Condition of Parent" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Parent and each of its Subsidiaries, taking Parent together with such Subsidiaries as a whole.

              "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company.

              "Business Plan Date" shall mean October 8, 1999, the date of the Company's most recent business plan.

              "Business Plan" shall mean the Company's Business Plan dated October 8, 1999.

              "California Code" means the California Corporations Code and all amendments and additions thereto.

              "Certificates" has the meaning ascribed to it in Section 1.8(b).

              "Closing" means the closing of the transactions contemplated by
Section 1.2.

              "Closing Date" has the meaning ascribed to it in Section 1.2.

              "Closing Price" shall mean the average of the Parent's closing price for the 30-day period preceding the Closing.

              "Common Stock Exchange Ratio" has the meaning ascribed to it in
Section 1.6.

              "Company" has the meaning ascribed to it in the forepart of this Agreement.

              "Company Capital Stock" means the Company Common Stock, Company Preferred Stock and any Equity Equivalents.

              "Company Common Stock" has the meaning ascribed to it in
Section 2.3.

              "Company Financial Statements" means the un-audited balance sheet of the Company as of seven-month ended October 30, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for then ended, including the notes thereto.

              "Company Intellectual Property" shall mean any Intellectual Property that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

              "Company Preferred Stock" has the meaning ascribed to it in
Section 2.3.

              "Company Registered Intellectual Property" means all Registered Intellectual Property owned by, or filed in the name of, the Company.

              "Contract" means any material contract, including without limitation:

                     (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                     (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 over the life of the contract;

                     (c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

                     (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                     (e) any contract for capital expenditures in excess of $50,000 in the aggregate;

                     (f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

                     (g) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                     (h) any contract with any person with whom the Company does not deal at arm's length; or

                     (i)    any agreement of guarantee, support,
indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

              "Delaware Code" means the Delaware General Corporation Law as presently in effect as the same may be amended.

              "Disclosure Schedule" means the schedules delivered to Parent and Merger Sub by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 of this Agreement or otherwise.

              "Dissenting Shares" has the meaning ascribed to it in Section 1.7(a).

              "Effective Time" has the meaning ascribed to it in Section 1.2.

              "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

              "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

              "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including without limitation the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

              "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

              "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

              "ERISA Affiliate" has the meaning ascribed to it in Section
2.13.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

              "Exchange Agent" means the Parents transfer agent.

              "Expiration Date" has the meaning ascribed to it in Section 7.1.

              "Financial Statement Date" means October 31, 1999.

              "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

              "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

              "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Income Tax" means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

              "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

              "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

              "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

              "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

              "IRS" means the United States Internal Revenue Service or any successor entity.

              "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

              "Leased Real Property(ies)" has the meaning ascribed to it in
Section 2.14(a).

              "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

              "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

              "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

              "Loss(es)" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

              "Major Shareholders" shall mean Bob Buch, Ryan Cunningham, Mike Balducci and Brian Woods.

              "Merger" has the meaning ascribed to it in the recitals to this Agreement.

              "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement

              "NASD" means the National Association of Securities Dealers,
Inc.

              "Officer's Certificate" has the meaning ascribed to it in
Section 7.2(e)(i).

              "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

              "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

              "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

              "Parent" has the meaning ascribed to it in the forepart of this Agreement.

              "Parent Affiliate" has the meaning ascribed to it in Section 5.11.

              "Parent Common Stock" has the meaning ascribed to it in Recital C.

              "Parent Disclosure Schedule: means descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Parent in
Article 3 of this Agreement or otherwise.

              "Parent Financial Statements" has the meaning ascribed to it in
Section 3.3.

              "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

              "Permit" means any license, permit, franchise or authorization.

              "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

              "Plan" means (i) each of the "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which the Company or any member of the same controlled group of businesses as the Company within the meaning of
Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

              "Pooling of Interests" shall mean pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16.

              "PTO" means the United States Patent and Trademark Office.

              "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

              "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

              "Relevant Group" has the meaning ascribed to it in Section
2.10(a).

              "SEC" means the Securities and Exchange Commission or any successor entity.

              "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

              "SEC Report Date" means the date representing the last day of the last reporting period for which Parent has filed a periodic report with the SEC under the Exchange Act.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "Shareholder(s)" means each and any of shareholders of record of the Company.

              "Shareholder Certificate" has the meaning ascribed to it in
Section 5.1(c).

              "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

              "Stock Plan" has the meaning ascribed to it in Section
1.6(c)(iii).

              "Subsidiary" means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

              "Surviving Corporation" has the meaning ascribed to it in
Section 1.1.

              "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

              "Tax Laws" means the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

              "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

              "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

              "Termination Date" has the meaning ascribed to it in Section
8.1(b).

              "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

              "Third Party Expenses" has the meaning ascribed to it in
Section 5.5.

              "Warranty Obligations" has the meaning ascribed to it in
Section 2.25.

              (b)    Unless the context of this Agreement otherwise requires,
(i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to Parent and Merger Sub, on the one hand, and the Company, on the other.

              (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of
(i) and (ii), the knowledge of facts that such individuals should have after due inquiry.

                              [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, Parent, Merger Sub, Company and the Major Shareholders have caused this Agreement to be signed by themselves or their duly authorized representatives, all as of the date first written above.

       NetZero, Inc.                      AimTV, Inc.


       By: ____________________________   By:_____________________________
                                 ________________________________
                                 ________________________________
       Frederic A. Randall, Jr.,            (Print Name and Title)
       Senior Vice President and
       General Counsel

       2555 Townsgate Road                607 Market Street, Suite 300
       Westlake Village, CA  91361        San Francisco, CA  94105

       NZ Acquisition Corp.               Major Shareholders:


       By: _____________________________  ________________________________
                                          Michael R. Balducci
       _________________________________
       Frederic A. Randall, Jr.,
       Senior Vice President
       and Secretary                      __________________________________
                                          Robert Buch
       2555 Townsgate Road
       Westlake Village, CA  91361
                                          __________________________________
                                          Ryan Cunningham


                                          __________________________________
                                          Brian Woods